Exhibit 99.1

Text of Press Release

WAL-MART

STORES, INC.

479/273-4314 www.walmartstores.com/news/

FOR IMMEDIATE RELEASE	Investor Relations Contacts
Investor Relations 479/273-8446
Jay Fitzsimmons 479/273-6445
Pauline Tureman 479/277-9558

Media Relations Contact
Gus Whitcomb 479/273-4314

Pre-recorded Conference Call
203/369-1090

Wal-Mart Reports Record Second Quarter Sales and Earnings

BENTONVILLE, Ark., August 16, 2005 — Wal-Mart Stores, Inc. reported record second quarter sales and earnings for the quarter ended July 31, 2005. Net sales were $76.8 billion, an increase of 10.2 percent over the second quarter of fiscal 2005. Net income for the quarter was $2.8 billion, an increase of 5.8 percent from $2.7 billion in the second quarter of fiscal 2005. Earnings per share were $0.67, up from $0.62 per share in the same prior year quarter.

Net sales for the six months ended July 31, 2005, were $147.7 billion, an increase of 9.8 percent over the first six months of fiscal 2005. Net income for the six months ended July 31, 2005, increased 9.3 percent to a record $5.3 billion, up from $4.8 billion in the same prior year period. Diluted earnings per share for the six months ended July 31, 2005, were $1.25, up from $1.12 in the same prior year period. Net income for the six months ended July 31, 2005, was favorably impacted by two items totaling $145 million after tax or $0.03 per share: an increase due to favorable tax resolutions of $77 million and positive legal developments of $68 million after-tax.

Lee Scott, President and CEO, said, “I am proud that the hard work of our associates allowed us to report another record quarter. Early in the quarter, our results were disappointing; however, July came in stronger than expected. Wal-Mart Stores did miss their plan as our customer continues to be impacted by higher gas prices and it is difficult to improve our expense leverage in the current environment.”

Net sales were as follows (dollars in billions):

	Three Months Ended July 31,			Six Months Ended July 31,
	2005	2004	Percent Change	2005	2004	Percent Change
Wal-Mart Stores	$51.809	$46.914	10.4%	$99.449	$90.485	9.9%
SAM’S CLUB	9.969	9.416	5.9%	19.124	18.057	5.9%
International	15.033	13.392	12.3%	29.145	25.943	12.3%

Total Company	$76.811	$69.722	10.2%	$147.718	$134.485	9.8%

Total U.S. comparable sales for the quarter increased 3.5 percent, which is represented by a 3.6 percent comp increase for Wal-Mart Stores and a 2.9 percent comp increase for SAM’S CLUB. Total U.S. comparable sales for the six month period were up 3.2 percent, which is comprised of a 3.2 percent comp increase for Wal-Mart Stores and a 3.2 percent comp increase for SAM’S CLUB.

We expect earnings per share for the third quarter to come in between $0.55 to $0.59 and for the year, our forecast is $2.63 to $2.70.

Wal-Mart Stores Segment:

For the second quarter of fiscal 2006, the Wal-Mart Stores segment, including Supercenters, had segment operating income (income before net interest expense, income taxes, unallocated corporate overhead and minority interest) of $3.992 billion, an increase of 8.3 percent, compared with $3.685 billion in the second quarter of fiscal 2005.

For the six months ended July 31, 2005, the Wal-Mart Stores segment, including Supercenters, had segment operating income of $7.298 billion, an increase of 7.2 percent, as compared with segment operating income of $6.806 billion in the similar period in the prior year.

SAM’S CLUB Segment:

The SAM’S CLUB segment had segment operating income for the second quarter of fiscal 2006 of $371 million, an increase of 5.4 percent, compared with $352 million in the second quarter of fiscal 2005.

For the six months ended July 31, 2005, the SAM’S CLUB segment had segment operating income of $666 million, an increase of 7.6 percent, as compared with segment operating income of $619 million in the similar period in the prior year.

International Segment:

The International segment had segment operating income of $750 million for the most recent quarter, an increase of 0.3 percent, compared with $748 million in the second quarter of fiscal 2005. The international segment’s operating income in the second quarter of fiscal 2006 was impacted by a non-recurring charge of $36 million to restructure our operations in the United Kingdom.

The International segment had segment operating income of $1.417 billion for the first six months of fiscal 2006, an increase of 8.1 percent, compared with $1.311 billion for the similar period in fiscal 2005.

After this earnings release has been furnished to the SEC, a pre-recorded call offering additional comments on the quarter will be available to all investors. You may listen to this call by dialing 203-369-1090. The information included in this release and our pre-recorded phone call will be available in the investor information area on our web site at www.walmartstores.com under earnings and dividends.

Wal-Mart Stores, Inc. operates Wal-Mart Stores, Supercenters, Neighborhood Markets and SAM’S CLUB locations in the United States. Internationally, the company operates in Argentina, Brazil, Canada, China, Germany, Japan, Mexico, Puerto Rico, South Korea and the United Kingdom. The company’s securities are listed on the New York and Pacific stock exchanges under the symbol WMT. More information about Wal-Mart can be found by visiting www.walmartfacts.com. Online merchandise sales are available at www.walmart.com.

This release contains statements as to management’s forecast of earnings per share for the third quarter and fiscal year 2006 that Wal-Mart believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and intended to enjoy the protection of the safe harbor for forward-looking statements provided by that Act. These forward-looking statements are subject to risks, uncertainties and other factors, domestically and internationally, including, the cost of goods, competitive pressures, geopolitical conditions, inflation, consumer spending patterns and debt levels, currency exchange fluctuations, trade restrictions, changes in tariff and freight rates, changes in gasoline, diesel fuel and other energy costs, labor costs, health care costs, and accident costs, interest rate fluctuations and other capital market conditions and other risks. We discuss certain of these factors more fully in other of our filings with the SEC, including our last Annual Report on Form 10-K filed with the SEC, and this release should be read in conjunction with that Annual Report on Form 10-K, and together with all our other filings, including current reports on Form 8-K, made with the SEC through the date of this report. We urge you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release. As a result of these matters, including changes in facts, assumptions not being realized or other circumstances, our actual results may differ materially from historical results or from anticipated results implied in the forward-looking statements contained in this release. These forward-looking statements are made only as of the date of this report and we undertake no obligation to update the forward looking statements to reflect subsequent events or circumstances.

WAL-MART STORES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(Amounts in millions except per share data)

	Three Months Ended July 31,		Six Months Ended July 31,
	2005	2004	2005	2004
Revenues:
Net sales	$76,811	$69,722	$147,718	$134,485
Other income, net	709	737	1,480	1,408

	77,520	70,459	149,198	135,893

Costs and expenses:
Cost of sales	58,787	53,533	113,357	103,503
Operating, selling, general and administrative expenses	14,054	12,522	27,221	24,382

Operating income	4,679	4,404	8,620	8,008

Interest:
Debt	301	216	500	400
Capital leases	60	67	114	132
Interest income	(59)	(44)	(112)	(85)

Interest, net	302	239	502	447

Income before income taxes and minority interest	4,377	4,165	8,118	7,561
Provision for income taxes	1,503	1,458	2,715	2,646

Income before minority interest	2,874	2,707	5,403	4,915
Minority interest	(69)	(56)	(137)	(98)

Net income	$2,805	$2,651	$5,266	$4,817

Net income per common share:
Basic	$0.67	$0.62	$1.25	$1.13
Diluted	$0.67	$0.62	$1.25	$1.12

Weighted-average number of common shares:
Basic	4,175	4,264	4,201	4,279
Diluted	4,180	4,272	4,206	4,287

Certain reclassifications have been made to the prior period to conform to the current presentation.

WAL-MART STORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Amounts in millions)

SUBJECT TO RECLASSIFICATION

	July 31, 2005	July 31, 2004	January 31, 2005
ASSETS
Cash and cash equivalents	$5,673	$4,709	$5,488
Receivables	1,682	1,280	1,715
Inventories	30,918	28,266	29,762
Prepaid expenses and other	2,120	1,585	1,841

Total current assets	40,393	35,840	38,806

Property, plant and equipment, at cost	88,979	77,342	84,066
Less accumulated depreciation	20,369	17,478	18,637

Property, plant and equipment, net	68,610	59,864	65,429

Property under capital leases, net	3,029	2,651	2,718
Goodwill	10,413	10,124	10,803
Other assets and deferred charges	2,320	2,303	2,427

Total assets	$124,765	$110,782	$120,183

LIABILITIES AND SHAREHOLDERS’ EQUITY
Commercial paper	$9,054	$6,827	$3,812
Accounts payable	22,624	19,771	21,987
Dividends payable	1,269	1,088	—
Accrued liabilities	11,884	10,825	12,149
Accrued income taxes	1,021	637	1,281
Long-term debt due within one year	3,080	4,415	3,759
Obligations under capital leases due within one year	233	202	223

Total current liabilities	49,165	43,765	43,211

Long-term debt	20,209	17,044	20,087
Long-term obligations under capital leases	3,499	3,100	3,171
Deferred income taxes and other	2,792	2,277	2,978
Minority interest	1,379	1,229	1,340

Commitments and contingencies

Common stock and capital in excess of par value	2,874	2,643	2,848
Retained earnings	43,122	39,427	43,854
Other accumulated comprehensive income	1,725	1,297	2,694

Total shareholders’ equity	47,721	43,367	49,396

Total liabilities and shareholders’ equity	$124,765	$110,782	$120,183

Certain reclassifications have been made to the prior period to conform to the current presentation.

WAL-MART STORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(Amounts in millions)

SUBJECT TO RECLASSIFICATION

	Six Months Ended July 31,
	2005	2004
Cash flows from operating activities:
Net income	$5,266	$4,817
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,383	2,068
Other	(250)	28
Changes in certain assets and liabilities, net of effects of acquisitions:
Decrease in accounts receivable	61	70
Increase in inventories	(1,112)	(1,290)
Increase (decrease) in accounts payable	749	(17)
Decrease in accrued liabilities	(556)	(803)

Net cash provided by operating activities	6,541	4,873

Cash flows from investing activities:
Payments for property, plant and equipment	(6,473)	(5,694)
Disposal of assets	415	507
Investment in international operations	—	(315)
Other investing activities	(107)	(232)

Net cash used in investing activities	(6,165)	(5,734)

Cash flows from financing activities:
Increase in commercial paper	5,242	3,559
Proceeds from issuance of long-term debt	2,000	2,034
Dividends paid	(1,262)	(1,112)
Payment of long-term debt	(2,041)	(578)
Purchase of Company stock	(3,580)	(3,508)
Other financing activities	(461)	(35)

Net cash provided by (used in) financing activities	(102)	360

Effect of exchange rates on cash	(89)	11

Net increase (decrease) in cash and cash equivalents	185	(490)
Cash and cash equivalents at beginning of year	5,488	5,199

Cash and cash equivalents at end of period	$5,673	$4,709

Certain reclassifications have been made to the prior period to conform to the current presentation.